                    FORM OF TRANSFER AND REDEMPTION AGREEMENT



                  TRANSFER AND REDEMPTION AGREEMENT, dated as of ____________ __, 1998 (this "Agreement"), between Spice Entertainment Companies, Inc., a Delaware corporation ("Spice", and, collectively with all subsidiaries of Spice other than Subco, "Transferor"), and Directrix, Inc., a Delaware corporation and wholly owned subsidiary of Transferor as of the date hereof ("Subco").

                  WHEREAS, Playboy Enterprises, Inc., a Delaware corporation ("Playboy"), and Spice have entered into an Agreement and Plan of Merger, dated as of May 29, 1998 (the "Merger Agreement"), wherein, among other things, they have agreed to merge in accordance with the terms and conditions contained therein.

                  WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement, or, if not defined therein, in the Non-Competition Agreement.

                  WHEREAS, the Merger Agreement provides that at the Effective Time of the Mergers, (i) the holders of shares of common stock, par value $.01 per share, of Spice (the "Spice Common Stock"), (ii) the holders of shares of Convertible Preferred Stock Series 1997-A of Spice (the "Convertible Preferred"), as if such shares of Convertible Preferred had been converted into shares of Spice Common Stock immediately prior to the Effective Time of the Mergers, and (iii) the holders of stock options or warrants of Spice, for each share of Spice Common Stock for which a stock option or warrant is exercisable, shall be entitled to receive, as part of the Merger Consideration and in partial exchange therefor, the outstanding common stock, par value $.01 per share, of Subco (the "Subco Common Stock") and, if any, warrants to purchase shares of Subco Common Stock (the "Subco Warrants") as part of the consideration to be given in connection with the Mergers (the "Redemption").

                  WHEREAS, for Federal income tax purposes it is intended that the Mergers qualify as exchanges under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and as a redemption under Section 302(b) of the Code.

                  WHEREAS, it is further contemplated by the Merger Agreement that, prior to the Redemption, Transferor shall transfer certain assets and liabilities to Subco in accordance with the terms of this Agreement and the other Related Agreements.


                  WHEREAS, accordingly, the Boards of Directors of Spice and Subco have approved this Agreement.



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                                                                               2

                  NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

                  1.       Transfer and Assignment of Transferred Assets.

                           (a) (i) On the Closing Date immediately prior to the
Redemption, subject to the conditions of this Agreement, Transferor shall transfer, assign, convey and deliver to, and vest in (collectively, "transfer"), Subco, its successors and assigns, all of Transferor's right, title and interest with respect to the items listed on Schedule 1(a)(1) hereto, all as the same shall exist on the Closing Date, subject to the disposition of any such right, title or interest by Transferor prior to the Closing Date in accordance with the terms of the Merger Agreement (collectively, the "Transferred Assets"). For purposes of this Agreement, the term "Transferred Assets" shall also include the items listed on Schedule 1(a)(2) hereto, which items shall be transferred to Subco separately from this Agreement in accordance with the terms of the documents referenced in such Schedule.

                               (ii) Notwithstanding anything herein to the
contrary, no Transferred Asset (which is a contract or agreement or any part thereof or any rights or interests thereunder, other than the Explicit Rights Agreements or the License Agreements in connection therewith (as such terms are defined in Section 6(a))) which pursuant to its terms or otherwise by law may not be transferred without the consent of any party thereto shall be deemed transferred pursuant to this Agreement unless and until such consent or a waiver therefrom is given. If any such consent or waiver is not reasonably likely to be obtained before the Closing Date, each of Transferor and Subco agrees (subject to its continuing obligation to attempt to obtain such consents or waivers prior to Closing in accordance with the terms of the Merger Agreement and the Related Agreements) to use its reasonable commercial efforts to enter into any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Subco as of the Closing Date, on terms at least as favorable as those Subco would have been entitled to receive had such consents or waivers been obtained, the benefits under the applicable Transferred Asset (such rights, title and interests of Subco under such arrangement with respect to such Transferred Asset, the "Replacement Asset"), including, without limitation, enforcement, at the cost and for the benefit of Subco, of any and all rights of Transferor against any other party thereto arising out of the breach or cancellation thereof by such party; provided that Subco agrees to assume all liabilities and obligations relating to, or arising out of, such Replacement Asset ("Replacement Liabilities") (provided, however, that Subco will not assume any liabilities or obligations in excess of the liabilities or obligations that would have been assumed had the applicable Transferred Asset actually been transferred) and to indemnify and hold harmless Transferor (and any Indemnitees covered by Section 10(b)) for all Losses (as defined in Section 10(a)) arising out of such Replacement Liabilities to the same extent as if such Replacement Liabilities were included on Schedule 2 as Assumed Liabilities and were duly assumed by Subco in accordance with the terms hereof (other than for the costs and expenses incurred by

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                                                                               3

Transferor in order to obtain such consent or waiver or negotiate such arrangements), including, without limitation, for any loss or other liability of Transferor arising out of the direct or indirect use or other exploitation of such Replacement Asset by Subco.

                           (b) Notwithstanding anything in Section 1(a) to the
contrary, there shall be excluded from the Transferred Assets all of Transferor's right, title or interest with respect to the items listed on
Schedule 1(b) hereto and all other items not expressly set forth on Schedule 1(a)(1) or Schedule 1(a)(2), which right, title and interest shall not be transferred to Subco hereunder.

                           (c) Subco acknowledges that all of the Transferred
Assets shall be transferred to and accepted by Subco in accordance with this Agreement and the other Related Agreements on the Closing Date in an "as is" condition, free of any and all warranties or representations by Transferor, express or implied, and subject to any liens of the Vendor Capital Group (with respect to the portion of Vendor Capital Lease Agreement included in the Transferred Assets), IBM Credit Corporation (with respect to the IBM related contracts and agreements included in the Transferred Assets), or any other liens, encumbrances or agreements (including sublicenses) in existence on the Closing Date, with respect thereto, other than the liens of Darla L.L.C. which shall be released in accordance with Section 6.2 of the Merger Agreement by the Closing Date.

                           (d) Each of Spice and Subco shall use its reasonable
commercial efforts to cause a Licensor Consent (as defined in the Explicit Rights Agreement) to be duly executed, prior to Closing, in connection with the Explicit Rights Agreements for each License Agreement.

                  1A. Consideration. In consideration of the transfer of the Transferred Assets, Subco will (a) assume certain liabilities as described in
Section 2 below and (b) issue to Spice, in an amount and on such terms as shall be determined by Spice, shares of Subco Common Stock, and, if so determined by Spice, Subco Warrants.

                  2. Assumption of Liabilities. In connection with the transfer of the Transferred Assets, on the Closing Date immediately prior to the Redemption, Subco shall unconditionally assume and undertake to pay, perform and satisfy, when due, all of the debts, liabilities, commitments and obligations of Transferor, whether fixed, absolute or contingent, direct or indirect, accrued or not accrued, monetary or non-monetary, known or unknown, matured or unmatured, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto (each a "Liability" and, collectively, "Liabilities"), set forth on Schedule 2 hereto (collectively, the "Assumed Liabilities"). Other than the Assumed Liabilities and subject to
Section 1(c) and the indemnification provisions contained in Section 1(a)(ii) and Section 10, Subco shall have no obligation to pay, perform or satisfy any Liability of Transferor.

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                                                                               4

                  3.       Employees and Employee Benefit Plans.

                           (a) Employment. Subco will, as of the Closing Date,
offer employment to the employees of Transferor set forth on Schedule 3(a) hereto (the "Subco Employees"). Subco shall be entitled to offer employment to any other Person at any time, subject to certain restrictions set forth in
Section 1(d) of the Non-Competition Agreement.

                           (b) 401(k) Plans. Effective as of the Closing Date,
Transferor will take steps necessary to initiate termination of Transferor's 401(k) Plan.

                           (c) Bonuses. Effective as of the Closing Date, Subco
shall assume all liability for the pro rata portion of the 1998 bonuses payable to Subco Employees attributable to the period commencing immediately after the Closing Date and continuing through the end of such year pursuant to the Transferor's bonus plan.

                           (d) Worker's Compensation. Effective as of the
Closing Date, Subco shall assume all liability for workers' compensation claims by Subco Employees arising out of events occurring after the Closing Date. Transferor shall continue to be responsible for all liability for (i) workers' compensation claims by Subco employees arising out of events occurring on or prior to the Closing Date and (ii) all workers' compensation claims by all Non-Subco Employees without regard to the date on which such claims arise.

                           (e) Preservation of Employee Plans. No provision of
this Agreement shall be construed as a limitation on the right of Transferor or Subco to amend or terminate any employee plan which Transferor or Subco would otherwise have under the terms of such employee plan or otherwise.

                           (f) Severance Payments. Transferor shall retain
liability for all (i) non-contractual severance obligations (other than with respect to former Transferor employees who are employed by Subco (or EM) at any time within six months following the Closing) arising in connection with or as a result of the Mergers and (ii) the other severance obligations set forth on
Schedule 3(g) hereto.

                           3A. Special Provisions Regarding BET and Vendor
Capital Group.

                           (a) BET. On the Closing Date and as part of the
Transferred Assets, Transferor shall assign to Subco the Agreement for Compressed Transponder Services effective as of January 1, 1998 between Black Entertainment Television, Inc. ("BET") and Transferor, as renewed pursuant to a letter dated May 26, 1998 (as extended, the "BET Agreement"), subject to BET's consent to such assignment. Transferor shall provide one compressed digital stream for the BET service in accordance with the BET Agreement for the balance of the term of the BET Agreement at no charge to Subco, provided, Subco shall be responsible for any out-of-pocket costs

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                                                                               5

incurred by Transferor in connection with such assignment, including any costs Transferor may incur for compression of an additional channel, if any. The BET Agreement expires on November 30, 1998, subject to BET's rights to extend the term for an additional six months. Notwithstanding the foregoing, should Transferor wish to use the compressed transponder stream used by BET for any other purpose, Transferor shall send Subco no less than 60 days prior written notice of its desired use of the compressed transponder stream. Subco shall cause BET to terminate its use of Transferor's compressed transponder services on the termination date in accordance with the prior written notice and Subco shall provide BET with a compressed transponder stream for BET's use. Subco shall indemnify Transferor for any Losses (as defined in Section 10(a)) incurred in connection with the BET Agreement in accordance with the indemnification provision of this Agreement.

                           (b) Vendor Capital Lease Group Equipment Lease. On
the Closing Date and as part of the Transferred Assets, Transferor shall transfer to Subco the General Instruments Digicipher II Integrated Encoder System ("Encoder System") leased from Vendor Capital Group ("VCG") under an equipment lease dated June 24, 1996 ("Vendor Capital Lease Agreement"). The Vendor Capital Lease Agreement shall be replaced with two lease agreements, one for the Encoder System and one for the decoders, with the lease payments prorated based on the relative original costs of the Encoder System and the decoders. Transferor shall retain the entire benefit of the advance lease payments under the Vendor Capital Lease Agreement and the C/D assigned to VCG as additional security thereunder. As provided for in the Mandatory Services Agreement, Transferor shall make service payments for Compression and Encryption Services (as those terms are defined in the Mandatory Services Agreement) in an amount equal to the lease payments otherwise payable by Subco for the Encoder System in accordance with the Vendor Capital Lease Agreement, as modified as provided for herein. At Subco's election, Subco may exercise the purchase option for the Encoder System as provided for in the Vendor Capital Lease Agreement in which event Transferor shall pay Subco an amount equal to the amount which Subco shall pay to VCG pursuant to the purchase option, and upon exercise of such purchase option and payment thereunder Subco shall own all right, title and interest in and to the Encoder System. From the date of Subco's purchase of such Encoder System until the expiration of the initial term under the Mandatory Services Agreement, Subco shall continue to provide Compression and Encryption Services to Transferor, and Transferor shall not be obligated to make any payments for such Compression and Encryption Services. If Transferor desires to have Subco provide Compression and Encryption Services after the initial term of the Mandatory Services Agreement, Subco shall provide such services for a fair market value service fee to be mutually agreed to by the parties.

                  4.       Closing.

                           (a) Closing and Closing Date. Subject to Section 6,
the closing of the transactions contemplated in this Agreement (the "Closing") shall take

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                                                                               6

place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison on the Closing Date, on or prior to the Effective Time of the Mergers.

                           (b) Spice Deliveries. At the Closing, Spice shall
execute and deliver to Subco the following:

                               (i) one or more bills of sale and instruments of
assignment with respect to the Transferred Assets in form and substance reasonably satisfactory to the parties hereto, duly executed by Transferor;

                               (ii) an assignment and assumption of the Tenth
Floor Lease (as defined below) in form and substance reasonably satisfactory to the parties hereto, duly executed by Transferor; and

                               (iii) all such other conveyances, assignments,
confirmations, powers of attorney, and other instruments, duly executed by Transferor, as the parties hereto shall reasonably determine are necessary, expedient or proper in order to effectuate the transfer and assignment of the Transferred Assets as contemplated hereby.

                           (c) Subco Deliveries. At the Closing, Subco shall
execute and deliver to Spice the following:

                               (i) an instrument of assumption with respect to
the Assumed Liabilities in form and substance reasonably satisfactory to the parties hereto, duly executed by Subco;

                               (ii) an assignment and assumption of the Tenth
Floor Lease (as defined below) in form and substance reasonably satisfactory to the parties hereto, duly executed by Subco;

                               (iii) a certificate or certificates representing
shares of common stock of Subco and warrants, if any, to purchase shares of common stock of Subco, in the number determined in accordance with Section 5(b)(v), for delivery to the Exchange Agent; and

                               (iv) all such other instruments of assumptions,
duly executed by Subco, as the parties hereto shall reasonably determine are necessary, expedient or proper in order to effectuate the assumption of the Assumed Liabilities as contemplated hereby.

                  5.       The Redemption.

                           (a) Cooperation Prior to the Redemption. As promptly
as practicable after the date hereof, Spice and Subco shall take all such action as may be necessary or appropriate to fulfill all of the conditions set forth in
Section 6 and to

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                                                                               7

effect the Redemption, including without limitation the specific actions set forth in clauses (b) and (c) of this Section 5, as applicable.

                           (b)      The Redemption

                               (i) Spice and Subco shall prepare and Subco shall
file with the SEC a registration statement on Form S-1 or any other appropriate form (the "S-1") to effect the registration of the Subco Common Stock and Subco Warrants, if any, pursuant to the Securities Act and they shall use their best efforts to cause such registration statement to be declared effective under the Securities Act.

                               (ii) Spice and Subco shall cooperate in
preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated in this Agreement to be in effect for Subco.

                               (iii) Spice and Subco shall take all such action
as may be necessary or appropriate under any applicable state securities or blue sky laws or other applicable laws in connection with the transactions contemplated in this sub section (b).

                               (iv) Spice and Subco shall prepare, and Subco
shall file and seek to make effective, an application to permit listing or quotation of the Subco Common Stock and Subco Warrants, if any, on the Nasdaq Small Cap Market.

                               (v) Subject to Section 6, on the Closing Date,
Spice shall deliver to the Exchange Agent one or more share certificates representing the shares of Subco Common Stock (and Subco Warrants, if any) to be distributed as part of the Merger Consideration in the Mergers and shall instruct the Exchange Agent, in accordance with the terms of the Merger Agreement, to distribute to each holder of Spice Common Stock (other than those whose shares shall be canceled pursuant to Section 2.2(g) of the Merger Agreement or those who have exercised and perfected dissenters' rights under
Section 262 of the DGCL and Section 2.3(j) of the Merger Agreement), as of the Effective Time of the Mergers, and for each share of Spice Common Stock held, the number of shares of Subco Common Stock equal to the Redemption Ratio and the number of Subco Warrants, if any, to be delivered pursuant to Section 2.2 of the Merger Agreement with respect to each such share of Spice Common Stock. Spice shall also deliver to the Exchange Agent the number of shares of Subco Common Stock (and Subco Warrants, if any) that each holder of Convertible Preferred would be entitled to receive if the shares of Convertible Preferred were converted into Spice Common Stock immediately prior to the Effective Time of the Mergers. Spice shall also deliver to the Exchange Agent the number of shares of Subco Common Stock and Subco Warrants, if any, that each holder of stock options or warrants of Spice would be entitled to receive if the stock options or warrants were exercised for Spice Common Stock, and the exercise price for such stock options or

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                                                                               8

warrants were paid, immediately prior to the Effective Time of the Mergers. Subco agrees to provide all share certificates that the Exchange Agent shall require in order to effect such Redemption. All shares of Subco Common Stock issued in the Mergers shall be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Such distribution of Subco Common Stock (and Subco Warrants, if any) in the Mergers shall be in partial exchange for such shares of Spice Common Stock and Convertible Preferred, shall constitute part of the Merger Consideration under the Merger Agreement, and shall be considered a redemption of such Spice Common Stock and Convertible Preferred for tax purposes.

                               (vi) Immediately upon consummation of the
Redemption, each share of Subco Common Stock owned by Spice shall automatically and without any action on the part of Spice, be canceled and retired and cease to exist, so that Spice shall not hold or beneficially own directly or indirectly any shares of Subco Common Stock or any other capital stock or securities of Subco.

                           (c) Spice Approval of Certain Subco Actions. Unless
otherwise provided in this Agreement, Spice shall cooperate with Subco in effecting, and, if so requested by Subco, Spice shall, as the sole stockholder of Subco, ratify any actions that are reasonably necessary or desirable to be taken by Subco to effectuate, prior to the Closing Date, the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, the following: (i) the preparation and approval of the Certificate of Incorporation and By-laws of Subco to be in effect at the Closing Date; (ii) the election or appointment of directors and officers of Subco to serve in such capacities commencing on the Closing Date; and (iii) the registration under applicable securities laws of any securities of Subco issued or distributed pursuant to subsection (b) above.

                  6.       Conditions.

                           (a) General Conditions. The respective obligations of
the parties hereto to consummate the Redemption and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the following conditions:

                               (i) an Explicit Rights Agreement, substantially
in the form of Exhibit 6(a)(i) hereto (an "Explicit Rights Agreement"), with respect to the license agreements listed on Schedule 6(a)(i) hereto (the "License Agreements"), other than such License Agreements for which a Licensor Consent has not been duly executed, shall have been duly executed by all of the parties thereto;

                               (ii) the Owned Rights Agreement, substantially in
the form of Exhibit 6(a)(ii) hereto (the "Owned Rights Agreement") shall have been duly executed by all of the parties thereto; and

                               (iii) if the Newco Transactions shall have been
consummated, the Mandatory Services Agreement shall have been duly executed by the

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parties thereto, and if the Newco Transactions shall not have been consummated, the Mandatory Services Agreement, as modified to provide that Subco shall provide the Satellite Services (as defined in the Mandatory Services Agreement) for a minimum of three (3), rather than two (2), networks, shall have been duly executed by the parties thereto.

                           (b) Conditions to the Obligations of Spice. The
obligations of Spice to consummate the Redemption and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the following conditions:

                               (i) Subco shall have effected its assumption of
the Assumed Liabilities, as contemplated in Section 2;

                               (ii) Playboy shall have received a certificate in
form and substance reasonably satisfactory to Playboy, executed as of the Effective Time of the Mergers by the President of Subco on behalf of Subco, certifying that all of the conditions to be performed by Subco or Transferor contained in this Section 6 and all of the covenants and agreements to be performed prior to or at Closing by Subco or Transferor, shall have been duly satisfied, performed or waived in accordance with the terms of this Agreement, and that the covenants and agreements contained in Section 5.15(b) of the Merger Agreement shall have been duly performed in accordance with the terms of such Section;

                               (iii) effective as of the Closing Date,
Transferor shall have received all reasonably necessary or desirable releases (including, without limitation, releases of any liens or other encumbrances on the assets to be retained by Transferor under the Related Agreements) in connection with any debt, financing or other similar obligations to be transferred to Subco pursuant to the Related Agreements, a complete and accurate list of which is set forth by Subco on Schedule 6(b)(iii) hereto, including, without limitation, such releases duly executed and delivered by IBM Credit Corporation and the Vendor Capital Group;

                               (iv) [intentionally omitted];

                               (v) effective as of the Closing Date, Transferor
shall have been removed as guarantor of or obligor for any indebtedness or other obligations for which Subco would be primarily liable after giving effect to the transactions contemplated hereby, a complete and accurate list of all such guaranties or other obligations being set forth by Subco on Schedule 6(b)(v) hereto;

                               (vi) (A) effective as of the Closing Date, all of
the contracts and agreements made solely between Transferor and EM (or any of its subsidiaries or affiliates), a complete and accurate list of which is set forth by Subco on Schedule 6(b)(vi)(A) hereto, shall have been terminated or assigned in their entirety (including all rights, interests and obligations thereunder) from Transferor to Subco;


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                                                                              10



                               (B) effective as of the Closing Date, all of the
contracts and agreements among EM (or any of its subsidiaries or affiliates), Transferor and any third party, a complete and accurate list of which is set forth by Subco on Schedule 6(b)(vi)(B) hereto, shall have been terminated or assigned in their entirety (including all rights, interests and obligations thereunder) from Transferor to Subco; and

                               (C) effective as of the Closing Date, all of the
contracts and agreements solely among EM and third parties and all other contracts and agreements of EM referred to in clauses (A) and (B) of this
Section 6(b)(vi) which would violate the Non-Competition Agreement (including through the performance of any obligation thereunder), a complete and accurate list of which is set forth by Subco on Schedule 6(b)(vi)(C) hereto, shall have been terminated (including all rights, interests and obligations thereunder) or amended to the extent necessary so that such contracts or agreements would no longer be in violation of the Non-Competition Agreement;

                               (vii) effective as of the Closing Date, all
contracts and agreements which obligate Transferor to provide any programming, services or other obligations, the content of which would generally be considered "explicit" in the adult industry (including, without limitation, any obligations to provide any programming which is similar in content and degree of explicitness to the movies and related programming currently featured on the C-Band channels maintained by EM) (collectively, "Explicit Obligations"), a complete and accurate list of which is set forth by Subco on Schedule 6(b)(vii) hereto, shall have been (x) terminated or assigned in their entirety (including all rights, interests and obligations thereunder) to Subco pursuant to the Related Agreements, or (y) terminated or assigned (including all rights, interests and obligations thereunder) insofar as they relate to the provision of such Explicit Obligations to Subco pursuant to the Related Agreements;

                               (viii) effective as of the Closing Date, the
Transponder Services Agreement, dated as of February 7, 1995 (including any amendments thereto), between Loral Skynet (as successor in interest to AT&T) and Transferor (the "Transponder Services Agreement") shall have been terminated and replaced by two new similar and separate agreements between Loral Skynet and Spice (or, if the Newco Transactions shall have been consummated, Newco), on the one hand, with respect to the "platinum" transponder 7 which had been covered by the Transponder Services Agreement (the "Newco Transponder"), and Loral Skynet and Subco, on the other hand, with respect to the remaining transponders which had been covered by the Transponder Services Agreement, in each case in a manner satisfactory to Spice, so that, among other things, following the Closing Date Transferor (or if the Newco Transactions shall have been consummated, Transferor and Newco) shall have no liabilities or other obligations with respect to such remaining transponders and Subco shall have no liabilities or other obligations with respect to the Newco Transponder;

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                                                                              11

                               (ix) effective as of the Closing Date, the Vendor
Capital Lease, shall have been terminated and replaced by two new similar and separate agreements between Vendor Capital Group and Transferor, on the one hand, with respect to the "decoders" which had been covered by the Vendor Capital Lease Agreement, and Vendor Capital Group and Subco, on the other hand, with respect to the Encoder System in accordance with Section 3A(b) hereof;

                               (x) effective as of the Closing Date, (a) the
Lease, dated February 13, 1995 (including any amendments thereto), between Transferor, as tenant, and Schack & Schack Real Estate Co., as landlord, covering the Tenth (10th) Floor of the building known as 536 Broadway, New York, New York (the "Tenth Floor Lease") shall have been amended, so that Paragraph 75 of the Tenth Floor Lease (which provides for a cross-default between the Tenth Floor Lease and any other lease between Transferor and the landlord under the Tenth Floor Lease) shall be deleted in its entirety, and (b) all other leases of space by Transferor, as tenant, in the buildings known as 532 Broadway and 536 Broadway, shall have been amended so that the cross default provision which is set forth in Paragraph 75 of the Tenth Floor Lease and which is deemed included in any other lease previously signed by Transferor and the landlord under the Tenth Floor Lease, shall be deleted from such other leases, in each case, in a manner satisfactory to Spice;

                               (xi) all other consents, approvals and other
items referenced in Section 7(c) shall have been duly obtained, including those listed on Schedule 7(c) hereto, and all waiting periods shall have expired or otherwise terminated without any adverse effect upon any of the parties hereto;

                               (xii) the representations and warranties of Subco
set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date; and

                               (xiii) Subco shall have delivered to Transferor a
certificate (in form and substance reasonably satisfactory to Transferor), dated the Closing Date and signed by the Secretary of Subco, certifying (A) that full and complete copies of the following documents are attached thereto: (x) the Certificate of Incorporation and By-laws of Subco as in effect on the Closing Date and (y) resolutions of the Board of Directors of Subco authorizing and approving this Agreement, the Related Agreements and the transaction contemplated thereby; and (B) as to the incumbency and specimen signature of each officer of Subco signing this Agreement and the Related Agreements.

                               (c) Conditions to the Obligations of Subco. The
obligations of Subco to consummate the transactions contemplated herein and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the following conditions:


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                                                                              12



                               (i) that Transferor shall have transferred to
Subco the Transferred Assets, as contemplated in Sections 1(a)(i), (b) and (c);

                               (ii) that any failures to obtain any consents or
waivers, or to make any arrangements, in each case, which were contemplated in
Section 1(a)(ii), by the Closing Date is not reasonably likely to have, individually or in the aggregate, an effect in, on or relating to the business of Subco that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of Subco, other than (A) any effect arising out of general economic conditions in the United States or (B) a change in the market price of Subco Common Stock not accompanied by one or more other effects of the type described above in this clause (ii) (a "Subco Material Adverse Effect");

                               (iii) that any failure to obtain any Licensor
Consents is not reasonably likely to have, individually or in the aggregate, a Subco Material Adverse Effect;

                               (iv) that all liens imposed in connection with
the Darla L.L.C. credit facility of Transferor shall have been released in connection with the satisfaction of such facility contemplated by Section 6.2 of the Merger Agreement; and

                               (v) if the Newco Transactions shall have been
consummated, the Non-Competition Agreement (as defined in the Asset Purchase Agreement included in the Newco Agreements) shall have been duly executed and delivered by the parties thereto.

                  7. Representations and Warranties of Subco. Subco represents and warrants as follows:

                           (a) Corporate Existence and Power. Subco is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Agreement to which it is or will be a party. Subco was organized on July 20, 1998, and since such date has engaged in no business other than activities relating to its organization and the transactions contemplated by this Agreement and the other Related Agreements.

                           (b) Authorization; No Contravention. The execution,
delivery and performance by Subco of this Agreement, the other Related Agreements to which it is or will be a party and the transactions contemplated hereby and thereby (x) have been duly authorized by all necessary corporate action of Subco, (y) do not contravene the terms of the certificate of incorporation or by-laws of Subco or any note, bond, lease, license, contract, agreement or other instrument or obligation to which Subco is a party or by which it or any of its respective properties or assets may be bound, and (z) do not violate any judgment, injunction, writ, award, decree or order of any nature of any Governmental Entity against, or binding upon, Subco or any law or regulation applicable to Subco.

                           (c) Governmental Authorization; Third Party Consents.
Schedule 7(c) sets forth each approval, consent, compliance, exemption, permit, license, authorization or other action by, or notice to, or filing with, any Governmental Entity or any other Person, and each waiting period under any applicable law or otherwise, which is necessary or required in connection with the execution, delivery and performance by Transferor or Subco of this Agreement, the other Related Agreements and the transactions contemplated hereby and thereby.

                           (d) Binding Effect. This Agreement has been, and each
other Related Agreement to which Subco is or will be a party will be, duly executed and delivered by Subco; and this Agreement constitutes, and each other Related Agreement to which Subco is or will be a party will constitute, the legal, valid and binding obliga tion of Subco enforceable against Subco in accordance with its terms.

                  8.       Litigation.

                           (a) With respect to any action, suit, arbitration,
inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal (collectively, any "Action") now pending or which may hereafter be commenced or threatened relating to or arising from the Assumed Liabilities which may result in liability for Transferor (and/or its successors in interest, affiliates and employees, as the case may be), Transferor and Subco shall each use its best efforts to have Subco or a Subco subsidiary substituted as parties to such Action in the place of and for Transferor (and/or such other parties, as the case may be) and to have Transferor (and/or such other parties, as the case may be) removed as parties to such Action following the Closing Date.

                           (b) With respect to all Actions now pending or which
may hereafter be commenced or threatened relating to or arising from any liabilities or obligations of Transferor not assumed by Subco pursuant to
Section 2 hereof which may result in liability for Subco (and/or its successors in interest, affiliates and employees, as the case may be), Transferor and Subco shall each use its best efforts to have Transferor substituted as a party to such Action in the place of and for Subco (and/or such other parties, as the case may be) and to have Subco (and/or such other parties, as the case may be) removed as parties to such Action following the Closing Date.

                           (c) At all times from and after the Closing Date,
each of the parties hereto shall use reasonable efforts to make available to the other upon written request its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved without reimbursement for such persons' salaries (but with reimbursement for such persons' reasonable travel and other similar expenses incurred pursuant to this
Section 8(c)), and which relate to the business of Transferor as it existed prior to the Closing.

                  9.       Administrative Matters.

                           (a) Provision of Corporate Records. Each of the
parties hereto shall use its best efforts to arrange, as soon as practicable following the Closing Date, for the delivery to the other party of the Transferor Documents or Subco Documents (each, as defined in the Schedules hereto), as the case may be. Except as otherwise required by law or agreed to in writing, each of Transferor and Subco shall retain all information relating to the business, assets or liabilities of Transferor or Subco as they existed prior to the Closing in its possession or under its control until such information is at least five years old except that if, prior to the expiration of such period, any of them wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information, (i) Transferor or Subco shall provide no less than 30 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (ii) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other party, such party promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting party. For purposes of this Section 9, "information" shall mean all records, books, subscriptions, contracts, instruments, computer data and other data and information.

                           (b) Access to Information. From and after the Closing
Date, each of the parties hereto shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access and duplication rights (at the requesting party's expense) during normal business hours and upon reasonable advance notice, subject to appropriate restrictions for classified information, to all information within the possession or control of such party and its subsidiaries, to the extent relating to the business, assets or liabilities of Transferor or Subco as it existed prior to the Closing, insofar as such access is reasonably required by the other party. Without limiting the foregoing, information may be requested under this Section 9(b) for audit, accounting, claims, litigation and tax purposes, as well as for purpose of fulfilling disclosure and reporting obligations.

                           (c) Cooperation with Respect to Government Filings
and Reports. Each of the parties hereto agrees to provide the other party with such cooperation and information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing, or in conducting any other government proceeding, relating to events prior to the Closing Date. Such cooperation and information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority to the appropriate party. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or information provided hereunder.

                           (d) Correspondence. Spice hereby authorizes Subco, on
and after the Closing Date, to receive and open mail addressed to Transferor and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to the Subco Business, the Transferred Assets or the Assumed Liabilities. Subco shall deliver to Spice any mail which relates to any other matter addressed to Transferor which is delivered to and received by Subco. Subco hereby authorizes Transferor, on and after the Closing Date, to receive and open mail addressed to Subco and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to such other matters. Transferor shall deliver to Subco any mail which relates to the Subco Business, the Transferred Assets or the Assumed Liabilities addressed to Subco which is delivered to and received by Transferor.

                           (e) Settlement for Cash Collections and
Disbursements. For each calendar month, commencing with the month in which the Closing occurs and continuing until determined by the parties no longer to be necessary, each of Subco and Spice shall cause all cash collections and cash disbursements received by Subco for the benefit of Transferor, or by Transferor for the benefit of Subco, as the case may be, during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as reasonably possible after the receipt thereof. Subject to the foregoing sentence, each of Transferor and Subco shall pay to the other, if and when received, any amounts which shall be received after the Closing Date for the benefit of such other party.

                  10.      Indemnification.

                           (a) Obligation of Spice to Indemnify. Spice shall
indemnify, defend and hold harmless Subco (and any of its directors, representatives, officers, employees, affiliates, subsidiaries, successors and assigns) from and against any losses, claims (including, without limitation, any third party claims), damages, expenses or other liabilities or obligations ("Losses") (including, without limitation, interest, penalties and reasonable fees and expenses (including costs of investigation and preparation) of attorneys, experts and consultants incurred by any such indemnified party in any action or proceeding between such indemnified party and such indemnifying party or between such indemnified party and any third party) arising out of or in connection with (i) a breach by Spice of any covenant or agreement to be performed by it after Closing contained in this Agreement, any other Related Agreement to which it is a party or in any document or other writing delivered pursuant hereto or thereto, (ii) any Liability of Transferor not intended to be assumed by Subco pursuant to Section 2, and (iii) any untrue statement or alleged untrue statement of a material fact contained in the S-1, S-4 or in the Proxy Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only in each case with respect to information provided by or on behalf of Playboy relating to Playboy and contained in or omitted from the S-1, S-4 or the Proxy Statement.

                           (b) Obligation of Subco to Indemnify. Subco shall
indemnify, defend and hold harmless Spice (and any of its directors, representatives, officers, employees, affiliates, successors (including the S Surviving Corporation), subsidiaries and assigns) from and against any Losses (including, without limitation, interest, penalties and reasonable fees and expenses (including costs of investigation and preparation) of attorneys, experts and consultants incurred by any such indemnified party in any action or proceeding between such indemnified party and such indemnifying party or between such indemnified party and any third party) arising out of or in connection with
(i) a breach by Subco of any representation, warranty, certification, covenant or agreement contained in this Agreement, any other Related Agreement to which it is a party, or in any document or other writing delivered pursuant hereto or thereto (including, without limitation, any certificate delivered pursuant to this Agreement or any other Related Agreement), (ii) a breach by Spice of any covenant or agreement to be performed by it at or prior to Closing contained in this Agreement, any other Related Agreement to which it is a party, or in any document or other writing delivered pursuant hereto or thereto, (iii) any Assumed Liabilities, and (iv) any untrue statement or alleged untrue statement of a material fact contained in the S-1, S-4 or in the Proxy Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only in each case with respect to information provided by or on behalf of Subco or Transferor relating to Subco and contained in or omitted from the S-1, S-4 or the Proxy Statement.

                           (c) Notice to Indemnifying Party. If any Person
entitled to indemnification hereunder (the "Indemnitee") receives written notice of any third party claim or potential claim or the commencement of any action or proceeding that could give rise to an obligation on the part of any other Person (the "Indemnifying Party") pursuant to Section 10(a) or 10(b), the Indemnitee shall promptly give the Indemnifying Party notice thereof (the "Indemnification Notice"); provided, however, that the failure to give the Indemnification Notice promptly shall not impair the Indemnitee's right to indemnification in respect of such claim, action or proceeding unless, and only to the extent that, the lack of prompt notice results in the Indemnifying Party's forfeiture of substantive rights or defenses. The Indemnification Notice shall contain factual information describing the asserted claim, action or proceeding in reasonable detail (to the extent known to the Indemnitee) and shall include copies of any notice or other document received from any third party in respect of any such asserted claim, action or proceeding. The Indemnifying Party shall have the right to assume the defense of a third party claim, action or proceeding described in this Section 10(c) at its own cost and expense and with counsel of its own choosing; provided, however, that the Indemnifying Party acknowledges in writing (at the time it elects to assume the defense of such claim, action or proceeding, which shall be not later than thirty (30) days after the date of the Indemnification Notice) its obligation under this Section 10(c) to indemnify the Indemnitee with respect to such claim, action or proceeding; such counsel is reasonably satisfactory to the Indemnitee; the Indemnitee is kept reasonably informed of all developments and is furnished copies of all papers; the Indemnitee is given the opportunity, at its option, to participate in, but not control, at its own cost and expense and with counsel of its own choosing the defense of such claim, action or proceeding; and the Indemnifying Party diligently prosecutes the defense of such claim, action or proceeding. In the event that all of the conditions of the foregoing provision are not satisfied, the Indemnitee shall have the right, without impairing any of its rights to indemnification as provided herein, to assume and control the defense of such claim, action or proceeding and to settle such claim, action or proceeding. No settlement of any such third party claim, action or proceeding shall be made by the Indemnifying Party without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed). No settlement of any such third party claim, action or proceeding shall be made by the Indemnitee if the Indemnifying Party shall have assumed the defense thereof and shall be in compliance with its obligations with respect thereto as set forth above in this Section 10(c). If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such asserted liability if in the opinion of counsel to such Indemnitee a conflict or potential conflict exists between the Indemnifying Party and such Indemnitee that would make such separate representation advisable.

                           (d) Certain Limitations. The amount of any Losses for
which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies other than pursuant to retrospective or other self-insurance type policies) with respect to such Losses. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of any Loss for which indemnification is provided under this Agreement after the full amount of such Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Loss and the amount received from the third party exceeds the remaining unpaid balance of such Loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount theretofore paid by the Indemnifying Party in respect of such Loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss.

                  11.      Tax Matters.

                           (a) Except as may otherwise be agreed by the parties,
Transferor shall be liable for, and shall indemnify and hold Subco harmless from and against, all liability for Taxes imposed by any governmental authority (i) on Transferor that Subco pays, otherwise satisfies in whole or in part, or results in liens or encumbrances on any assets of Subco, and (ii) on Subco in respect of its income, business, property or operations or for which Subco may otherwise be liable, for taxable years ending on or prior to the Closing Date, including without limitation any Taxes arising as a result of the transactions contemplated hereby and under the Merger Agreement and other Related Agreements. All Taxes of Subco for which Transferor is not required to indemnify Subco pursuant to the foregoing sentence shall be the obligation of Subco, and Subco shall be liable for, and shall indemnify and hold Transferor and its subsidiaries harmless from and against, all such liabilities. The parties hereto agree to take all actions necessary to ensure that there are no taxable years of Subco that include, but do not end on, the Closing Date. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

                           (b) Any refunds of taxes or any credit against Taxes
of Subco with respect to any taxable years or portions thereof ending on or prior to the Closing Date shall be for the account of Transferor. Subco shall promptly forward to, or reimburse Transferor for, any such refunds or credits and interest due Transferor after receipt thereof. Each party hereto shall cooperate with the other party as reasonably requested in making such filings as may be necessary and appropriate to seek any such refunds or credits.

                           (c) Transferor shall prepare any returns relating to
Taxes to be filed by or with respect to Subco which relates to any period ending on or prior to the Closing Date. Subco shall promptly respond to all reasonable requests by Transferor for information necessary to prepare and file any such Tax returns.

                           (d) Transferor shall have the right, at its own
expense, to negotiate, settle or contest any asserted Tax liability or refund claim of Subco to the extent that Transferor is required to indemnify against such asserted Tax liability pursuant to Section 11(a) or is entitled to such refund or credit pursuant to Section 11(b).

                           (e) If Subco receives any written communication from
a taxing authority regarding any actual or proposed assessment, official inquiry or proceeding that could give rise to an official determination with respect to any Tax liability or Tax refund claim for any period for which Transferor may be liable (in the case of a liability) or may be entitled (in the case of a refund claim) pursuant to this Agreement, Subco (i) shall within 15 days of receipt of such written communication so notify Transferor in writing, and (ii) shall, prior to and for at least 30 days after so notifying Transferor (or, if less, within a period ending 5 days prior to the date, including extensions, on which Subco is required to take action pursuant to such written communication), refrain from making any payment of any Tax claimed and forbear from any settlement negotiations or compromises with respect to such proposed adjustment. Transferor agrees to notify Subco in writing within such 30 (or shorter) day period if it intends to exercise its contest rights hereunder with respect to the asserted Tax liabilities or the refund claim. The parties hereto agree to cooperate with each other in connection with any examination process with respect to any asserted Tax liability or refund claim and shall make available on a reasonable basis to each other any personnel, books, records or other documents necessary or appropriate for participation in such process.

                  12. Certain Transaction Costs and Expenses. The parties hereto hereby agree that all of the costs and expenses of Subco and Transferor incurred in connection with the development, negotiation, preparation and execution of this Agreement, the other Related Agreements and all documents contemplated hereby or thereby, and otherwise in connection with the consummation of the transactions contemplated hereby and thereby, shall be paid in accordance with the terms of Section 7.5 of the Merger Agreement.

                  13. Mutual Release. Effective as of the Closing, each of Transferor, on the one hand, and Subco, on the other hand, releases and forever discharges the other and its affiliates, and its directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Closing; provided, however, that the foregoing general release shall not apply to this Agreement, the Merger Agreement, the other Related Agreements or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement, the other Related Agreements or any other agreement contemplated hereby or thereby in accordance with its terms.

                  14. Termination. The Agreement (a) may be terminated at any time prior to the Closing Date by mutual written consent of Spice and Playboy, or (b) shall terminate upon termination of the Merger Agreement and abandonment of the transactions therein contemplated prior to the Effective Time of the Mergers.

                  15. Further Assurances. Transferor and Subco shall cooperate with one another and shall execute and deliver, or cause to be executed and delivered, such documents and other papers, and take such further actions, as may be reasonably requested or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

                  16. Waiver and Amendments; Remedies; Third Party Beneficiaries. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties hereby agree that Playboy (and each of its subsidiaries and affiliates) shall be a third-party beneficiary of this Agreement. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto, any Indemnitee under Section 10 and Playboy (and each of its subsidiaries and affiliates) and their respective successors and assigns any legal or equitable right, remedy or claim under or in or in respect of this Agreement or any provision herein contained.

                  17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

                  18. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  19. Binding Effect; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement shall not be assigned by either party hereto, except that either party may assign this Agreement with the prior written consent of Playboy.

                  20. Entire Agreement. This Agreement, the other Related Agreements, the Merger Agreement and all other documents in connection with the foregoing (including the exhibits and schedules hereto and thereto) contain the entire agreement among the parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements, written or oral, with respect thereto.

                  21. Severability. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

                  22. Table of Contents and Headings. The table of contents and headings in this Agreement are solely for convenience of reference and shall not affect the interpretation or construction of any of the provisions hereof.

                  23. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by courier), on the date transmitted if sent by telecopy (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses:

                  If to Transferor prior to the Closing Date:

                                            Spice Entertainment Companies, Inc.
                                            536 Broadway
                                            New York, New York 10012
                                            Attention: Daniel Barsky, Esq.
                                            General Counsel
                                            Facsimile:  (212) 226-6354

                  with a copy to:           Kramer, Levin, Naftalis & Frankel
                                            919 Third Avenue
                                            New York, New York 10022
                                            Attention: Paul S. Pearlman, Esq.
                                            Facsimile: (212) 715-8000

                  If to Transferor on or after the Closing Date or to Playboy:

                                            Playboy Enterprises, Inc.
                                            680 North Lake Shore Drive
                                            Chicago, IL 60611
                                            Attention:  Howard Shapiro, Esq.
                                            General Counsel
                                            Facsimile:(312) 266-2042

                  with a copy to:           Paul, Weiss, Rifkind, Wharton &
                                            Garrison
                                            1285 Avenue of the Americas
                                            New York, New York 10019-6064
                                            Attention:  James M. Dubin, Esq.
                                            Facsimile:  (212) 757-3990

or to such other Person or address (or facsimile number) as Playboy shall furnish to Subco in writing.

                  If to Subco to:           Directrix, Inc.
                                            536 Broadway, 10th Floor
                                            New York, New York  10012
                                            Attention:  J. Roger Faherty
                                            Facsimile:  [        ]

                  with a copy to:           Kramer, Levin, Naftalis & Frankel
                                            919 Third Avenue
                                            New York, New York  10022
                                            Attention:  Paul S. Pearlman, Esq.
                                            Facsimile:  (212) 715-8000

or to such other Person or address (or facsimile number) as Subco shall furnish to Transferor in writing.

                  Prior to the Effective Time of the Mergers, Playboy shall receive copies of all notices or other communications given hereunder by any party at the address set forth above.

                  24. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same original.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    SPICE ENTERTAINMENT COMPANIES, INC.



                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:




                                    DIRECTRIX, INC.



                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title: